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                  Amendment Number 1 dated May 14, 1999 to the
              TRANSOCEAN OFFSHORE INC. EMPLOYEE STOCK PURCHASE PLAN


         WHEREAS, Transocean Offshore Inc., a Delaware corporation ("Transocean-Delaware"), established the Transocean Offshore Inc. Employee Stock Purchase Plan (the "Plan"), and reserved the right of its Board of Directors under Section 19 thereof to amend the Plan; and

         WHEREAS, Transocean-Delaware entered into an Agreement and Plan of Merger and Conversion dated as of March 12, 1999 with Transocean Offshore (Texas) Inc. (the "Agreement"); and

         WHEREAS the Agreement provides for the merger of Transocean-Delaware with and into Transocean Offshore (Texas) Inc. (the "Merger"), and the subsequent conversion under the Texas Business Corporation Act (the "Conversion") of Transocean Offshore (Texas) Inc. into Transocean Offshore Inc., a Cayman Islands exempted company limited by shares (the "Company"), (the Merger and Conversion collectively being the "Reorganization"); and

         WHEREAS the Agreement provides in its Article V that the Stock Option Plans (as defined therein) of Transocean-Delaware shall be assumed by Transocean Offshore (Texas) Inc. immediately after the Merger Effective Time (as defined therein) (Section 5.1) and that the Stock Option Plans of Transocean Offshore (Texas) Inc. shall continue as plans and agreements of the Company immediately after the Conversion Effective Time (as defined therein) (Section 5.2); and

         WHEREAS the Plan is a Stock Option Plan as defined in the Agreement and therefore was assumed by Transocean Offshore (Texas) Inc. at the Merger Effective Time and has continued as a plan and agreement of the Company since the Conversion Effective Time;

         NOW, THEREFORE, the Company does hereby continue the sponsorship of the Plan and does hereby amend the Plan, effective May 14, 1999, from and after the Conversion Effective Time, to provide for the Reorganization and to provide for certain other changes as follows:

         1. All references in the Plan to "Common Stock" or "shares of Common Stock" are amended to read "Ordinary Shares," and all references to "Stock" are amended to substitute the word "Share" for the word "Stock".

         2. Section 1 of the Plan is deleted in its entirety and the following is substituted in its place:

            1. PURPOSE

            The Transocean Offshore Inc. Employee Stock Purchase Plan (the "Plan") is designed to encourage and assist all employees of Transocean Offshore Inc., a Cayman Islands exempted company limited by shares ("Transocean") and Subsidiaries (as defined in Section 4) (hereinafter collectively referred to as the "Company"), where permitted by applicable laws and regulations, to acquire an equity interest in Transocean through the purchase of ordinary shares, par value US$.01 per share, of Transocean ("Ordinary Shares"). It is intended that


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         this Plan shall constitute an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

         3. Section 3 of the Plan is deleted in its entirety and the following is substituted in its place:

            3. NATURE AND NUMBER OF SHARES

            The Ordinary Shares subject to issuance under the terms of the Plan shall be shares of Transocean's authorized but unissued Ordinary Shares, previously issued Ordinary Shares reacquired and held by Transocean or Ordinary Shares purchased on the open market. The aggregate number of Ordinary Shares which may be issued under the Plan shall not exceed two hundred fifty thousand (250,000) Ordinary Shares. All Ordinary Shares purchased under the Plan, regardless of source, shall be counted against the two hundred fifty thousand (250,000) Ordinary Share limitation.

            In the event of any scheme of arrangement, reorganization, share split, reverse share split, share dividend, combination of shares, merger, consolidation, offering of rights or other similar change in the capital structure of Transocean, the Committee may make such adjustment, if any, as it deems appropriate in the number, kind and purchase price of the Ordinary Shares available for purchase under the plan and in the maximum number of Ordinary Shares which may be issued under the Plan, subject to the approval of the Board and in accordance with Section 19.

                                      TRANSOCEAN OFFSHORE INC., a Cayman
                                      Islands exempted company limited by shares



                                               /s/ Eric B. Brown
                                      ------------------------------------------
                                      Eric B. Brown
                                      Secretary

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